                                                                     EXHIBIT 8.2



                                   Law Offices
                      ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                                   12th Floor
                              734 15th Street, N.W.
                             Washington, D.C. 20005
                            Telephone (202) 347-0300



                                December 23, 1998



Board of Directors
Ocwen Asset Investment Corp.
1675 Palm Beach Lakes Boulevard
West Palm Beach, Florida 33401



Ladies and Gentlemen:



       We have acted as special counsel to Ocwen Asset Investment Corp. (the "Company") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance by the Company of up to $150 million aggregate principal amount of 11 1/2% Notes due 2005 (the "New Notes"), which are to be offered by the Company in exchange for $150 million aggregate principal amount of its outstanding 11 1/2% Notes due 2005 (the "Old Notes"). The New Notes are to be issued by the Company pursuant to an Indenture, dated July 14, 1998, between the Company and Norwest Bank Minnesota, National Association, as trustee thereunder (the "Indenture"), and a Registration Rights Agreement, dated July 14, 1998, between the Company and the Initial Purchasers named therein. Capitalized terms used herein and not defined shall have the meanings set forth in the Registration Statement.



       We have examined the Registration Statement, including the prospectus contained therein (the "Prospectus"), and the Indenture which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.



       We also have reviewed and are relying upon an Officer's Certificate, dated as of the date hereof, and executed by a duly authorized officer of the Company, setting forth certain factual representations relating to the information, ownership, operation, future method of operation and compliance with the REIT and partnership provisions of the Code of the Company, the General Partner, the Limited Partner, the Operating Partnership and each other partnership or other entity in which the Company indirectly holds real estate or other assets (a copy of which is attached hereto). We also have reviewed an opinion of PricewaterhouseCoopers LLP dated as of the date hereof regarding the Company's qualification as a REIT under the Code.

Board of Directors
December 23, 1998
Page 2



       Our opinion is based upon the current provisions of the Code, Treasury Regulations promulgated thereunder, current administrative rulings, judicial decisions and other applicable authorities, all as in effect on the date hereof. All of the foregoing authorities are subject to change or new interpretation, both prospectively and retroactively, and such changes or interpretations, as well as changes in the facts as they have been represented to us or assumed by us, could affect our opinion. Our opinion is rendered only as of the date hereof and we undertake no responsibility to update this opinion after this date. We have not been requested to opine, and we have not opined, as to any issue other than those expressly set forth herein.



       Based upon and subject to the foregoing, it is our opinion that commencing with the Company's initial taxable year ended December 31, 1997, the Company has been organized and operated in a manner that has enabled it to qualify and to be taxed as a REIT under Sections 856 through 860 of the Code, and that the Company's proposed method of operation will enable it to continue to so qualify and to be taxed for calendar 1998. With respect to calendar 1998, this opinion assumes that the Company meets the 95% distribution requirement for such year, as to which there can be no assurance.



       The Company's qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Prospectus with regard to, among other things, the sources of gross income, the composition of assets, the level of distributions to shareholders and the diversity of its stock ownership. We undertake no responsibility to and will not be reviewing the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations, the nature of its assets, the amount and types of its gross income, the level of its distributions to shareholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT. Moreover, certain aspects of the Company's operations have not been considered by the courts or the IRS. There can be no assurance that a court or the IRS will agree with our opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time.



       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Certain Federal Income Tax Considerations" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.



                                          Very truly yours,



                                          ELIAS, MATZ, TIERNAN & HERRICK L.L.P.



                                          By: /s/Timothy B. Matz
                                              ----------------------------------
                                              Timothy B. Matz, a Partner

                          Ocwen Asset Investment Corp.
                           1675 Palm Beach Lakes Blvd.
                                   Suite 1000
                            West Palm Beach, FL 33401


                                December 23, 1998


Elias, Matz, Tiernan, & Herrick L.L.P.
734 15th Street N.W.
Washington, D.C. 20005

            and

PricewaterhouseCoopers LLP
50 Hurt Plaza, Suite 1700
Atlanta, Georgia 30303

                          Ocwen Asset Investment Corp.
                              Officer's Certificate

Ladies and Gentlemen:

       In order to assist you in the preparation of the tax opinions, dated the date hereof (the "Tax Opinions"), issued by each of you to Ocwen Asset Investment Corp., a Virginia corporation (the "Company"), in connection with the offering and sale (the "Offering") of publicly registered Senior 11-1/2% Notes due 2005 in the amount of $143,000,000 to be issued in exchange for currently outstanding notes in the same amount, the Company hereby certifies to you that the following statements are true and correct:

       1. The Company at all times has been and will be managed by one or more directors.

       2. The Company is not chartered or supervised as a bank, savings and loan, or similar association under state or federal law.



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PricewaterhouseCoopers LLP
December 23, 1998
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       3.   The Company has not and will not operate as a small business investment company under the Small Business Investment Act of 1958.

       4. The Company has not and will not engage in the business of issuing life insurance, annuity contracts, or contracts of health or accident insurance,

       5. The Company does not have, and has not succeeded to and will not succeed to, any earnings and profits accumulated during a non-REIT year.

       6. None of the Company, its wholly-owned subsidiaries, Ocwen General, Inc. a Virginia corporation, (the "General Partner"), and Ocwen Limited, Inc., a Virginia corporation, (the "Limited Partner"), Ocwen Partnership, L.P., a Virginia limited partnership (the "Partnership"), or any other partnership subsidiary through which the Company directly or indirectly holds assets (collectively, the "Related Entities"), either have furnished or will furnish or render, or bear the cost of furnishing or rendering, any services to tenants of any real property acquired by the Partnership (the "Properties"), other than services ("Customary Services") that (i) are usually or customarily provided to tenants in the geographic area in which the Properties are located and (ii) are usually and customarily rendered in connection with the rental of rooms or other space for occupancy only and are not provided primarily for the tenants' convenience.

       7. The following requirements have been and will be met (at all times when services are rendered) by any person who furnishes or renders services ("Noncustomary Services") other than Customary Services to the tenants of the
Properties:

                  a. such person will not own, directly or indirectly (within the meaning of Section 856(d) (5) of the Internal Revenue Code of 1986, as amended (the "Code")), more than 35% of the stock of the Company;

                  b. if such person is a corporation, not more than 35% of its stock, measured by voting power or number of shares, or, if such person is a noncorporate entity, not more than 35% of the interests in its assets or net profits will be owned, directly or indirectly (within the meaning of Section 856(d) (5) of the Code), by one or more persons who own 35% or more of the stock of the Company;

                  c. the Company will not derive or receive, directly or
            indirectly, any income from such person;



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PricewaterhouseCoopers LLP
December 23, 1998
Page 3

                  d. such person will be adequately compensated for its
            services;

                  e. if such person is an individual, he or she will not be an officer or employee of any of the Related Entities;

                  f. if such person is a corporation, none of its officers or employees will be an officer or employee of any of the Related Entities;

                  g. if an individual serves as both (i) one of such person's directors and (ii) a director and officer (or employee) of any of the Related Entities, that individual will not receive any compensation for serving as one of such person's directors;

                  h. if an individual serves as both (i) one of such person's directors and officers (or employees) and (ii) a director of any of the Related Entities, that individual will not receive any compensation for serving as a trustee or director of any of the Related Entities;

                  i. the costs of the Noncustomary Services will be borne by such person; and

                  j. any charge for the Noncustomary Services will be made,
            received, and retained by such person.

            8. During each taxable year 1997 and 1998, at least 95% of the Company's gross income, excluding gross income from the sale of property held as inventory or held primarily for sale to customers in the ordinary course of the Company's trade or business ("Prohibited Income"), has been and will be derived from:

                  a. dividends;

                  b. interest;

                  c. rents from leases (the "Leases") between the Partnership and the tenants of the Properties (including charges for Customary Services rendered by or for the Company, whether or not such charges are separately stated);



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                  d. gain from the sale or other disposition of stock,
            securities, and real property (including interests in real property and interests in mortgages on real property) that was not Prohibited Income;

                  e. abatements and refunds of taxes on real property;

                  f. income and gain derived from real property acquired
            directly by foreclosure or deed in lieu thereof ("Foreclosure Property") that is not Prohibited Income;

                  g. amounts received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property);

                  h. gain from the sale or other disposition of real estate
            assets (including regular and residual interests in real estate mortgage investment conduits ("REMICs"), to the extent provided in Code Section 856(c)(5)(E)), that is not Prohibited Income;

                  i. payments under bona fide interest rate swap or cap
            agreements entered into by the Company or the Partnership to hedge variable rate indebtedness it incurred to acquire or carry real estate assets (including regular and residual interests in REMICs, to the extent provided in Code Section 856(c)(5)(E)) ("Qualified Hedging Contracts"); and

                  j. gain from the sale or other disposition of Qualified
            Hedging Contracts.

            9. During each taxable year 1997 and 1998, at least 75% of the Company's gross income (excluding Prohibited Income) has been and will be derived from;

                  a. rents from Leases (excluding any interest accrued on such rents and including charges for Customary Services rendered by or for the Company, whether or not such charges are separately stated);



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PricewaterhouseCoopers LLP
December 23, 1998
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                  b. interest on obligations secured by mortgages on real
            property or on interests in real property (including interest on regular or residual interests in REMICs, to the extent provided in Code Section 856(c)(5)(E));

                  c. gain from the sale or other disposition of real property
            (including interests in real property and interests in mortgages on real property) that is not Prohibited Income;

                  d. dividends or other distributions on, and gain (other than
            Prohibited Income) from the sale or other disposition of, transferable shares in other real estate investment trusts ("REITs");

                  e. abatements and refunds of taxes on real property;

                  f. income and gain (other than Prohibited Income) derived from
            Foreclosure Property;

                  g. amounts received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property);

                  h. gain (other than Prohibited Income) from the sale or other disposition of real estate assets (including regular and residual interests in REMICs, to the extent provided in Code Section 856(c)
            (5)(E)); and

                  i. income (i) derived from the temporary investment of new capital that is attributable either (A) to the issuance of stock of the Company or (B) to a public offering of the Company's debt obligations with maturity dates of at least five years and (ii) received or accrued during the one year period beginning on the date on which the Company received such new capital. The Company acknowledges that the proceeds of the Offering may not be considered attributable to a public offering.

            10. If the Company or the Partnership originates or acquires an acquisition, development, or construction loan that is secured by equity ownership interests in the entity that owns the related real property (the "Owners"), it will ensure that, with respect to each such loan, (i) at least 75% of the Owner's assets consist of real property, (ii) the interest or interests pledged


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PricewaterhouseCoopers LLP
December 23, 1998
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are controlling interests in the Owner, and (iii) the non-pledging partners or members of the Owner execute an agreement acknowledging the pledge of the equity interest or interests and agreeing not to amend the Owner's governing agreement or take any action that would reduce the value of the pledged interests.

            11. During each taxable year 1997 and 1998, with respect to each Lease, the ratio of (i) the average of the adjusted basis of the personal property that is subject to a Lease at the beginning and at the end of such taxable year to (ii) the average of the aggregate adjusted bases of both the real property and personal property subject to such Lease at the beginning and at the end of each taxable year has not and will not exceed 15%, to the extent that such excess would cause the Company to fail to satisfy the 75% or 95% gross income test.

            12. To the extent that the receipt of such income would cause the Company to fail to satisfy the 75% or 95% gross income test, the Company has not and will not receive or accrue, directly or indirectly, any rent, interest, contingency fees, or other amounts that are determined in whole or in part with reference to the income or profits derived by any person (excluding amounts received as (i) rents from the Leases that are (A) based solely on a percentage or percentages of receipts or sales where the percentage or percentages were fixed at the time the Leases were entered into, were not renegotiated during the term of the Leases in a manner that had the effect of basing rent on income or profits, and conformed with normal business practices or (B) attributable to qualified rents from subtenants as provided by Section 856(d)(6) of the Code and
(ii) interest that is (A) based solely on a fixed percentage or percentages of receipts or sales or (B) attributable to qualified rents received or accrued by debtors as provided in Section 856(f)(2) of the Code.

            13. To the extent that the receipt of such income would cause the Company to fail to satisfy the 75% or 95% gross income test, the Company has not and will not receive or accrue, directly or indirectly, any rents from real property from any of the following:

                  a. a corporation of which the Company owns, directly or
            indirectly, (within the meaning of Section 856(d)(5) of the Code), 10% or more of the stock, (by voting power or number of shares); or

                  b. a noncorporate entity in which the Company owns, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), an interest of 10% or more of the assets or net profits.



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PricewaterhouseCoopers LLP
December 23, 1998
Page 7

            14. During 1997, less than 30% of the Company's gross income consisted of gain derived from the sale or other disposition of:

                  a. stock, Qualified Hedging Contracts, or other securities held for less than one year;

                  b. property in a transaction that generated Prohibited Income;
            or

                  c. real property (including interests in real property,
            interests in mortgages on real property, regular and residual interests in REMICs, to the extent provided in Code Section 856(c)(6)(E), and mortgage pass-through securities) held for less than four years other than (i) property compulsorily or involuntarily converted to another form as a result of its destruction (in whole or in part), seizure, requisition, or condemnation (or the threat or imminence thereof) and (ii) Foreclosure Property.

            15. The Company understands that, for purposes of the representations herein, all items of income, deduction, and credit of the Partnership, the General Partner, the Limited Partner, and any other corporation with respect to which the Company holds 100% of the stock (a "Qualified REIT Subsidiary") will be treated as items of income, deduction, and credit of the Company. For these purposes the assets, income and expenses of an entity treated for federal income tax purposes as a partnership in which the Company owns an interest (directly or indirectly) will be treated as assets, income and expenses of the partners based upon the partner's share of capital interests in the entity. Amounts previously loaned by the Company to the Partnership will be excluded from all computations except to the extent of the interests in the Partnership not held by the General Partner and the Limited Partner.

            16. At the close of each calendar quarter of each taxable year 1997 and 1998, (i) at least 75% of the value of the Company's total assets has been and will be represented by real estate assets (including interests in mortgages on real property and interests in REMICs, to the extent provided in Code Section 856(c)(5)(E), cash and cash items (including receivables), and government securities (the "75% Basket") and (ii) with respect to the Company's securities not included in the 75% Basket, (A) the securities of any one issuer (excluding the Partnership, the General Partner, the Limited Partner, and any other Qualified REIT Subsidiary) will not represent more than 5% of the value of Company's total assets and (B) the Company will not hold more than 10% of the outstanding voting securities of any one issuer (excluding the Partnership, the General Partner, the Limited Partner, and any other Qualified REIT Subsidiary). The Company understands that, for purposes of that representation, (i) all assets and liabilities of


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the General Partner, the Limited Partner, and any other Qualified REIT
Subsidiary will be treated as assets and liabilities of the Company, and (ii) the term "value" means (A) fair value as determined in good faith by the Board of Directors of the Company or (B) in the case of securities, for which market quotations are readily available, the market value of such securities. The Company understands that, for purposes of this representation, the assets of partnerships in which the Company owns an interest (directly or indirectly) will be treated as assets of the partners in such partnerships.

            17. The Company will maintain sufficient records as to its investments to be able to show that it has complied with the asset composition and diversification requirements described in the preceding paragraph.

            18. At least 95% of the assets held by each of the REMICs related to the Company's mortgage-related securities, consists of real estate assets (including interests in mortgages on real property, interests in other REMICs, to the extent provided in Code Section 856(c)(5)(E), and cash flow investments as defined in Code Section 860G(a)(6)).

            19. For the 1997 taxable year, the deduction for dividends paid by the Company (as defined in Section 561 of the Code, but without regard to capital gain dividends, as defined in Section 857(b)(3)(C) of the Code) exceeded
(i) the sum of (A) 95% of the Company's real estate investment trust taxable income (as defined in Section 857(b)(2) of the Code, but without regard to the deduction for dividends paid and excluding any net capital gain) and (B) 95% of the excess of its net income from Foreclosure Property over the tax imposed on such income by Section 857(b)(4)(A) of the Code, minus (ii) any excess noncash income (as defined in Section 857(e) of the Code). (The "95% Distribution Requirement") The Company expects to, but may not, make distributions which will cause the deduction for dividends paid for 1998 to equal or exceed the 95% Distribution Requirement. Such distributions, if made at all, will probably not be made in time to avoid the Section 4981 excise tax under the Code.

            20. The dividends paid by the Company have been and will be paid pro rata, with no preference to any share as compared with other shares of the same class.

            21. The Company and the Partnership have and will hold their assets, other than assets that constitute Foreclosure Property, for investment purposes and not as (i) stock in trade or other property of a kind which would be includible in inventory if on hand at the close of the taxable year or (ii) property held primarily for sale to customers in the ordinary course of the trade or business of the Company or the Partnership.



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            22.   Within 30 days after the end of each taxable year 1997 and
1998, the Company has and will demand written statements from its shareholders that, at any time during the last six months of such taxable year, owned 5% or more of its stock (or, (i) if the Company had fewer than 2,000 and more than 200 shareholders of record of its stock and on any dividend record date, 1% or more of its stock, or (ii) if the Company had 200 or fewer shareholders of record of its stock on any dividend record date, 0.5% or more of its stock) setting forth the following information:

                  a. the actual owners of the Company's stock (i.e., the persons who are required to include the gross income on their returns the dividends received on the stock); and

                  b. the maximum number of shares of stock of the Company
            (including the number and face value of securities convertible into stock of the Company) that were considered owned, directly or indirectly (within the meaning of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code), by each of the actual owners of any of the Company's stock at any time during the last half of such taxable year.

            23. The Company maintains and will maintain the written statements described in the preceding paragraph at its offices in West Palm Beach, Florida, and the written statements will be available for inspection by the Internal Revenue Service.

            24.   The Company uses the calendar year as its taxable year.

            25. The Company does not own, directly or indirectly, equity interests in any entities, other than the General Partner, the Limited Partner, the Partnership and other partnerships and Qualified REIT Subsidiaries which are directly or indirectly 100% owned by the Company.

            26. The Company will operate as though the term "Company" included any Qualified REIT Subsidiary of the Company.

            27. The Company was formed pursuant to Articles of Incorporation filed on January 22, 1997 with the Secretary of State of the Commonwealth of Virginia, and had in effect at all times from its formation through the day before the initial public offering of its common stock a valid election to be taxed as an S corporation under the Code. The Company has not at
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any time been a party to a tax-free reorganization with another corporation and does not hold any asset the disposition of which could be subject to Section 1374 of the Code.

            28. The Company has elected to be a real estate investment trust (a "REIT") for its short taxable year ended December 31, 1997 by computing its taxable income as a REIT on its timely filed federal income tax return for that short taxable year (i.e., IRS Form 1120-REIT) and will not terminate or revoke intentionally such election prior to 1999. The Company is considering revoking such election effective for its 1999 tax year.

            29. During the Company's 1998 taxable year, beneficial ownership of the Company will be held by 100 or more persons for at least 335 days.

            30. At no time during the last half of the Company's 1998 taxable year will more than 50% in value of the Company's outstanding shares be owned, directly or indirectly (within the meaning of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code), by or for five or fewer individuals. For that purpose, a supplemental unemployment compensation benefits plan (as described in Section 501(c)(17) of the Code), a private foundation (as described in Section 509(a) of the Code), or a portion of a trust permanently set aside or to be used exclusively for charitable purposes (as described in Section 642(c) of the Code) is considered an individual. However, stock held by a trust described in Section 401(a) of the Code and exempt from tax under
Section 501(a) of the Code (a "Qualifying Company") generally is treated as held directly by the Qualified Company's beneficiaries in proportion to their actuarial interests in the Qualified Company.

            31. There are no restrictions on the transfer of shares of the Company other than those imposed by securities laws or provisions in the Amended and Restated Articles of Incorporation as amended intended to maintain the qualification of the Company as a REIT. The Company has no knowledge of a violation of the "excess shares" provision included in the Articles of Incorporation and will use its best efforts to enforce the restrictions on ownership of the Company's stock that are contained in its Amended and Restated Articles of Incorporation, as amended.

            32. All multiple-maturity offerings of collateralized mortgage obligations for which no REMIC election is made have been and will be made by the Company or a Qualified REIT Subsidiary or limited liability company wholly owned by the Company, rather than by the Partnership or any other partnership controlled by the Company.



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            33.   With respect to the purchase on April 24, 1998, of residual rights to certain cash flows resulting from the securitization of certain mortgages by Cityscape Mortgage Corporation Limited ("CMC") and referred to as "Collateralized Mortgage Receivables" numbers 1 through 6 (each a "U.K. Residual Interest" and collectively, the "U.K. Residual Interests"):

                  a. Each Residual Interest is the result of a separate and
            independent securitization transaction completed by CMC on different dates.

                  b. The Company will account for each Residual Interest on its books and records as a separate asset.

                  c. The Company owns each Residual Interest solely through
            Ocwen Asset Investment-UK, which is wholly owned by the Company.

                  d. The value of any one Residual Interest at June 30, 1998, did not exceed $25,000,000.

                  e. The underlying loans which were the subject of the
            securitizations were mortgages secured by real property at the time of commitment to purchase each U.K. Residual Interest and the security interests securing the loans are substantially equivalent to those of a mortgage interest in the United States.

                  f. The only persons having an economic interest in the
            underlying mortgage loans following the Company's acquisition are
            (i) the holders of the Class A and/or Class B Notes relating to the Collateralized Mortgage Receivables, (ii) the Company as the owner of the U.K. Residual Interests, and (iii) persons (such as the trustee, the loan servicer, and the residual servicer) providing services with respect to the transactions at market rates. No other person has a voting interest (the right to elect or designate the directors, trustees, or equivalent persons) of any entity formed to facilitate the securitizations.

                  g. The Company has filed a protective election under Treas.
            Reg. Section 301.7701-3(c) to treat any trust (or deemed trust) relating to the Collateralized Mortgage Receivables as a partnership for U.S. federal income tax purposes effective upon the Company's acquisition.

Elias, Matz, Tiernan & Herrick L.L.P.
PricewaterhouseCoopers LLP
December 23, 1998
Page 12

                  h. For purposes of internal evaluation of its satisfaction of the 75% Asset Test and 75% Income Test, the Company will treat the U.K. Residual Interests as non-qualifying assets producing non-qualifying income.

            34. The Company is not currently engaged in any investment activities because of current market conditions. The Company has not, however, adopted a plan of liquidation.

            Any and all undertakings on the part of the Company to ensure that statements contained herein will be true in the future are limited in duration so as to comply with the requirements for qualification and taxation as a REIT through calendar 1998.

            The Company understands that you will rely on the truth and accuracy of the foregoing statements in rendering the Tax Opinion. This letter is being furnished to you solely for your benefit and for use in rendering the Tax Opinion and is not to be used, circulated, quoted or otherwise referred to for any other purpose (other than in the Tax Opinion) without the express written consent of the Company.

                          Very truly yours,

                          OCWEN ASSET INVESTMENT CORP.,
                          a Virginia corporation



                          By:/s/ John R. Barnes
                             ---------------------------------------------------
                          Name: John R. Barnes
                          Its: Senior Vice President and Chief Financial Officer